Exhibit 10.7

SECOND AMENDMENT TO THE

STANLEY, INC.

2006 OMNIBUS INCENTIVE COMPENSATION PLAN

May 8 2008

Pursuant to the powers reserved by the Board of Directors of Stanley, Inc. (the “Company”) pursuant to Section 7(a) of the Stanley, Inc. 2006 Omnibus Incentive Compensation Plan, (the “Plan”), the Plan is hereby amended as follows, effective as of the date hereof:

Revised definition of “Fair Market Value”:  The definition of “fair market value,” as set forth in Section 2 of the Plan, is deleted in its entirety and replaced with the following new definition:

“Fair Market Value” means:  (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee; and (b) with respect to the Shares, as of any date, (i) the closing market price of the Shares (A) as reported by the NYSE for such date, or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date, or with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares, or (ii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.”.

Amendment to Section 3(c):  Section 3(c) of the Plan is amended to add the following new sentence at the end of such Section:

“All authority delegated to the Committee pursuant to this Plan may be exercised, in its sole discretion, by the Board.”.

Revised Section 6(d)(ii):  Section 6(d)(ii) of the Plan is deleted in its entirety and replaced with the following new section:

“Transfer Restrictions.  Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that the Committee may in its discretion determine that Restricted Shares and RSUs may be transferred by the Participant.  Certificates issued in respect of Restricted Shares may be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company or such other custodian as may be designated by the Committee or the Company, and shall be held by the Company or other custodian, as applicable, until such time as the restrictions applicable to such Restricted Shares lapse.  In the alternative, in the sole discretion of the Committee or the Company, record of the Restricted Shares may be made in book entry form, with no certificates issued.  Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative, or shall cause any restrictions noted on the book entry for the Restricted Shares to be eliminated.”.

Except as specifically set forth above, all other provisions of the Plan remain in full force and effect.